Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADAPTIVE INSIGHTS, INC.

ADAPTIVE INSIGHTS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The name of this corporation is Adaptive Insights, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The original name of the Corporation was Visus Technology, Inc. and the date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 21, 2003. The Corporation’s Certificate of Incorporation was last amended and restated by the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) on June 22, 2015. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Amended and Restated Certificate of Incorporation.

THIRD: The Board of Directors of the Corporation duly adopted and approved an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) to effect a reverse stock split in accordance with the provisions of Sections 141 and 242 of the DGCL, declaring such reverse stock split and amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

FOURTH: The following paragraphs shall be inserted immediately prior to the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action by the holders of such shares, every four (4) outstanding shares of Common Stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, and every four (4) outstanding shares of Preferred Stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Preferred Stock (the “Reverse Stock Split”).

The par value of the shares of Common Stock and Preferred Stock and the authorized number of shares of each of the Common Stock and the Preferred Stock shall not be adjusted in connection with the Reverse Stock Split.

In any and all cases in which the number of shares of Common Stock and Preferred Stock issuable in connection with such Reverse Stock Split shall be less than one share, fractional shares shall not be issued, but a cash payment shall be made in lieu of such fractional shares based on the fair market value of the Common Stock (as determined by the Board) as of the Effective Time, rounded up to the nearest whole cent.

All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock set forth in the Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

FIFTH: This Certificate of Amendment, which further amends the provisions of the Amended and Restated Certificate of Incorporation, was submitted to the stockholders of the Corporation for their approval and was approved by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

SIXTH: All other provisions of the Amended and Restated Certificate of Incorporation, as amended and currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 25th day of May 2018.

ADAPTIVE INSIGHTS, INC.

By:	/s/ Thomas Bogan
Name: Thomas Bogan
Title: Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADAPTIVE INSIGHTS, INC.

TOM BOGAN hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was May 21, 2003. The original name of this company was Visus Technology, Inc.

TWO: He is the duly elected and acting Chief Executive Officer of Adaptive Insights, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is Adaptive Insights, Inc. (the “Company”).

II.

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 316,180,667 shares, 195,000,000 shares of which shall be Common Stock (the “Common Stock”) and 121,180,667 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Company (voting together on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

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C. 4,575,861 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock,” 7,175,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock,” 12,875,537 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock,” 19,375,232 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock,” 23,500,000 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock,” 4,000,000 of the authorized shares of Preferred Stock are hereby designated “Series E-1 Preferred Stock,” 26,018,237 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” and 23,660,799 of the authorized shares of Preferred Stock are hereby designated “Series G Preferred Stock.” The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall collectively be referred to as the “Series Preferred.” The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall collectively be referred to as the “Junior Preferred.”

D. The rights, preferences, privileges, restrictions and other matters relating to Series Preferred and Series E-1 Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series G Preferred Stock, prior and in preference to the holders of Series F Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, the Junior Preferred Stock and Common Stock, shall be entitled to receive on a pari passu basis, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) of Series G Preferred Stock per annum on each outstanding share of Series G Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) After the payment of dividends as set forth in Section 1(a) above, holders of Series F Preferred Stock, prior and in preference to the holders of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, the Junior Preferred Stock and Common Stock, shall be entitled to receive on a pari passu basis, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) of Series F Preferred Stock per annum on each outstanding share of Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(c) After the payment of dividends as set forth in Sections 1(a) and 1(b) above, holders of Series E Preferred Stock and Series E-1 Preferred Stock, prior and in preference to the holders of Series D Preferred Stock, Junior Preferred, and Common Stock, shall be entitled to receive on a pari passu basis, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) of Series E Preferred Stock or Series E-1 Preferred Stock, as applicable, per annum on each outstanding share of Series E Preferred Stock or Series E-1 Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

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(d) After the payment of dividends as set forth in Sections 1(a) through 1(c) above, holders of Series D Preferred Stock, prior and in preference to the holders of Junior Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) of Series D Preferred Stock per annum on each outstanding share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(e) After the payment of dividends as set forth in Sections 1(a) through 1(d) above, holders of Junior Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price per annum on each outstanding share of Junior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(f) The “Original Issue Price” of Series A Preferred Stock shall be $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series B Preferred Stock shall be $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series C Preferred Stock shall be $0.5825 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series D Preferred Stock shall be $0.7234 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series E Preferred Stock shall be $0.9444 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series E-1 Preferred Stock shall be $0.9444 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series F Preferred Stock shall be $1.76799 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of Series G Preferred Stock shall be $3.1698 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(g) (i) So long as any shares of Series G Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on Series F Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, the Junior Preferred Stock or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series F Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Junior Preferred Stock or Common Stock until all dividends as set forth in Section 1(a) above on Series G Preferred Stock shall have been paid or declared and set apart; (ii) so long as any shares of Series F Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, the Junior Preferred Stock or Common Stock, or

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purchase, redeem or otherwise acquire for value any shares of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Junior Preferred Stock or Common Stock until all dividends as set forth in Section 1(b) above on Series F Preferred Stock shall have been paid or declared and set apart, (iii) so long as any shares of Series E Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on Series D Preferred Stock, Junior Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series D Preferred Stock, Junior Preferred or Common Stock until all dividends as set forth in Section 1(c) above on Series E Preferred and Series E-1 Preferred Stock shall have been paid or declared and set apart, (iv) so long as any shares of Series D Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Junior Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Preferred or Common Stock until all dividends as set forth in Section 1(d) above on Series D Preferred shall have been paid or declared and set apart, and (v) so long as any shares of Junior Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(e) above on the Junior Preferred shall have been paid or declared and set apart, in each case, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

(h) In the event dividends are paid or distributions made on any share of Common Stock, whether in cash or property, the Company shall pay an additional dividend or make a distribution on all outstanding shares of Series Preferred and Series E-1 Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(i) The provisions of Sections 1(g) and 1(h) shall not apply to a dividend payable in Common Stock, or any repurchase of any shares of Common Stock (excluding shares of Common Stock issued upon conversion of the Preferred Stock) that is approved by (i) the Board and (ii) if such approval is required by Section 2(b) of this Article IV, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred.

(j) The holders of Series Preferred and Series E-1 Preferred Stock expressly waive their rights, if any, as described in California General Corporation Law (“CGCL”) Code Section 500(b) as it relates to repurchases of shares of Common Stock at no greater than cost upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of

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such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided in Section 2(f) below or as required by law, Series E-1 Preferred Stock shall have no voting rights.

(b) Separate Vote of Series Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred shall be necessary for effecting or validating the following actions (whether such actions are effected by amendment, merger, consolidation, reorganization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation and including such an amendment alteration or repeal effected by merger, consolidation or other reorganization) that adversely alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of Series Preferred;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock and Common Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible or exchangeable into equity securities of the Company ranking on a parity with or senior to any series of Series Preferred in right of redemption, liquidation preference, conversion, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock or Preferred Stock (except for dividends paid in Common Stock or acquisitions of Common Stock by the Company permitted by Section 1 hereof);

(v) Any transfer of assets of the Corporation to a stockholder of the Corporation (except for dividends paid in Common Stock or acquisitions of Common Stock by the Company permitted by Section 1 hereof);

(vi) Any agreement by the Company or its stockholders regarding (i) an Acquisition (as defined in Section 4(b)) or (ii) an Asset Transfer (as defined in Section 4(b));

(vii) Any increase or decrease in the number of shares of Common Stock authorized for issuance under the Company’s 2013 Equity Incentive Plan (or any similar successor stock purchase or stock option plans adopted by the Company) (the “Plan”) or any other issuance of Common Stock outside of such Plan to officers, directors, consultants or employees, unless approved by a majority of the Board;

(viii) Any voluntary dissolution or liquidation of the Company;

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(ix) Any increase or decrease in the authorized number of members of the Company’s Board;

(x) Any sale or issuance of Series Preferred, except for the issuance of Series G Preferred Stock pursuant to that certain Series G Preferred Stock Purchase Agreement dated on or about the date hereof;

(xi) Any transaction with any officer, director, stockholder or any of their affiliates, unless approved by a majority of the disinterested members of the Board;

(xii) Any incurrence of indebtedness in excess of the amount set forth in the Company’s annual budget or any creation of liens on the Company’s assets (except for customary, permitted liens) in each case unless approved by a majority of the Board; provided that approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred shall be necessary if such indebtedness is primarily for equity funding purposes and (i) such indebtedness is issued by a holder or any affiliate of a holder of greater than two percent (2%) of the capital stock of the Company (including shares held by affiliates of such holder); and/or (ii) such indebtedness exceeds $1,000,000; or

(xiii) Any contract involving payments by the Company individually in excess of $250,000 or in the aggregate in excess of $500,000 or any capital expenditures in excess of $250,000 in each case unless approved by a majority of the Board.

(c) Separate Vote of Series G Preferred Stock. For so long as any shares of Series G Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series G Preferred Stock shall be necessary for effecting or validating any action (whether such actions are effected by amendment, merger, consolidation, reorganization or otherwise) if such action would (i) increase the authorized shares of Series G Preferred Stock, (ii) reduce the liquidation preferences of Series G Preferred Stock or (iii) reorder the liquidation preferences of the Preferred Stock to cause any series of Preferred Stock outstanding as of the date that a share of Series G Preferred Stock is first issued (any such series an “Existing Series of Preferred Stock”) such that any Existing Series of Preferred Stock has a liquidation preference that is senior or pari passu with the liquidation of the Series G Preferred Stock. For the avoidance of doubt, nothing in this Section 2(c) shall be deemed to require a separate vote of the Series G Preferred Stock for any action expressly permitted to be taken pursuant to Section 5(k).

(d) Separate Vote of Series F Preferred Stock. For so long as any shares of Series F Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series F Preferred Stock shall be necessary for effecting or validating any action (whether such actions are effected by amendment, merger, consolidation, reorganization or otherwise) if such action would (i) increase the authorized shares of Series F Preferred Stock, (ii) adversely impact the liquidation preferences of Series F Preferred Stock upon a Liquidation Event (as defined below) or (iii) adversely impact the rights, preferences or privileges of Series F Preferred Stock differently than such action impacts the rights, preferences or privileges of the other Series Preferred (it being understood that if an action on its face treats the rights, preferences and privileges of Series Preferred in the same way, then such action will not be deemed to impact the holders of Series F Preferred Stock differently than the rights, preferences and privileges of the other Series Preferred, despite any possible differences in economic or other outcome).

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(e) Separate Vote of Series E Preferred Stock. For so long as any shares of Series E Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock shall be necessary for effecting or validating any action (whether such actions are effected by amendment, merger, consolidation, reorganization or otherwise) if such action would (i) increase the authorized shares of Series E Preferred Stock or (ii) adversely impact the liquidation preferences of Series E Preferred Stock upon a Liquidation Event (as defined below).

(f) Limited Voting Rights of Series E-1 Preferred Stock. Each holder of shares of Series E-1 Preferred Stock shall be entitled to vote solely on matters relating to the election and removal of directors of the Company, as provided in Section 2(g) below. Each holder of shares of Series E-1 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series E-1 Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall be entitled to notice of any stockholders’ meeting or written consent containing matters relating to the election and removal of directors of the Company in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, Series E-1 Preferred Stock shall have no voting rights.

(g) Election of Board of Directors.

(i) The holders of Series Preferred and Series E-1 Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(iii) the holders of Common, Series Preferred, and Series E-1 Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one (1) candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same

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principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) Removal. During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Upon any Acquisition (as defined below), Asset Transfer (as defined below) or any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each of the foregoing, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series F Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Junior Preferred or Common Stock, the holders of Series G Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, on a pari passu basis for each share of Series G Preferred Stock held by them an amount per share of Series G Preferred Stock equal to the Original Issue Price of Series G Preferred Stock plus all declared and unpaid dividends on Series G Preferred Stock. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series G Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series G Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preferences set forth in Section 3(a) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Junior Preferred or Common Stock, the holders of Series F Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, on a pari passu basis for each share of Series F Preferred Stock held by them an amount per share of Series F Preferred Stock equal to the Original Issue Price of Series F Preferred Stock plus all declared and unpaid dividends on Series F Preferred Stock. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series F Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) remaining after the payment of the full liquidation preferences set forth in Section 3(a) above shall be distributed among the holders of Series F Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

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(c) After the payment of the full liquidation preferences set forth in Sections 3(a) and 3(b) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Series D Preferred Stock, Junior Preferred or Common Stock, the holders of Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, on a pari passu basis for each share of Series E Preferred Stock and Series E-1 Preferred Stock held by them an amount per share of Series E Preferred Stock or Series E-1 Preferred Stock equal to the Original Issue Price of Series E Preferred Stock or Series E-1 Preferred Stock, as applicable, plus all declared and unpaid dividends on Series E Preferred Stock and Series E-1 Preferred Stock. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred Stock and Series E-1 Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) remaining after the payment of the full liquidation preferences set forth in Sections 3(a) and 3(b) above shall be distributed among the holders of Series E Preferred Stock and Series E-1 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d) After the payment of the full liquidation preferences set forth in Sections 3(a) through 3(c) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Junior Preferred or Common Stock, the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series D Preferred Stock held by them an amount per share of Series D Preferred Stock equal to the Original Issue Price of Series D Preferred Stock plus all declared and unpaid dividends on Series D Preferred Stock. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred Stock of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) remaining after the payment of the full liquidation preferences set forth in Sections 3(a) through 3(c) above shall be distributed among the holders of Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(d).

(e) After the payment of the full liquidation preferences set forth in Sections 3(a) through 3(d) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Junior Preferred held by them, on a pari passu basis, an amount per share of Junior Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Junior Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 3(e), then such assets (or consideration) remaining after the payment of the full liquidation preferences set forth in Sections 3(a) through 3(d) above shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(e).

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(f) After the payment of the full liquidation preferences set forth in Sections 3(a) through 3(e) above, upon any Liquidation Event, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred (and for purposes of clarity, excluding the holders of Series E-1 Preferred Stock) on an as-if-converted to Common Stock basis until (i) with respect to Series E Preferred Stock, the holders of Series E Preferred Stock have received pursuant to Section 3(d) above and this Section 3(f) an aggregate amount per share of Series E Preferred Stock equal to three (3) times the applicable Original Issue Price; (ii) with respect to Series F Preferred Stock, Series D Preferred Stock and each series of Junior Preferred Stock, the holders of Series F Preferred Stock, Series D Preferred Stock or such series of Junior Preferred Stock, as applicable, have received pursuant to Section 3(b) above, Section 3(d) above, Section 3(e) above, respectively, and this Section 3(f) an aggregate amount per share of Series F Preferred Stock, Series D Preferred Stock or such series of Junior Preferred Stock, as applicable, equal to two (2) times the applicable Original Issue Price; and (iii) with respect to Series G Preferred Stock, the holders of Series G Preferred Stock have received pursuant to Section 3(a) above and this Section 3(f) an aggregate amount per share of Series G Preferred Stock equal to the applicable Original Issue Price plus all declared and unpaid dividends on Series G Preferred Stock; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) Notwithstanding Section 3(a), Section 3(b), Section 3(c), Section 3(d), Section 3(e) and Section 3(f) above, solely for purposes of determining the amount each holder of Series Preferred or Series E-1 Preferred Stock is entitled to receive with respect to an Acquisition or Asset Transfer, at the closing of any Acquisition or Asset Transfer with respect to which amounts are to be legally distributed to the Company’s stockholders and at each date after such closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are to be legally distributed to the Company’s stockholders as a result of such Acquisition or Asset Transfer (each, a “Payment Date”), each holder of Series Preferred and Series E-1 Preferred Stock shall be entitled to be paid, out of the assets of the Company legally available for distribution (or the consideration received in such transaction) on such Payment Date, an amount for each share of Series Preferred and Series E-1 Preferred Stock held upon the closing of such Liquidation Event equal to: (i) the greater of the amount of cash, securities and other property to which such holder would have been entitled (after taking into account the operation of this Section 4(a) with respect to all series of Series Preferred and Series E-1 Preferred Stock and treating the distributions to the Company’s stockholders made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Acquisition or the Asset Transfer): (A) pursuant to Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) above or (B) if all shares of Series Preferred and Series E-1 Preferred Stock had converted to Common Stock pursuant to Section 5 as of immediately prior to the closing of such Acquisition or Asset Transfer; reduced by (ii) the amount per share paid in the aggregate to such holder pursuant to Sections 3(a) through 3(f) above with respect to such holder’s Series Preferred and Series E-1 Preferred Stock on all prior Payment Dates; provided, however, that the fair market value of any non-cash consideration that may be distributed to the Company’s stockholders on each Payment Date shall be determined at the date of the closing of the Acquisition or Asset Transfer in accordance with Section 4(c).

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(b) For the purposes of Section 3 above and this Section 4: (i) “Acquisition” shall mean (A) any consolidation, stock exchange or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization or (B) any transaction or series of related transactions (whether by merger, consolidation, stock exchange or otherwise) in which fifty percent (50%) or more of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, (y) any consolidation or merger with a wholly-owned subsidiary of the Company for the primary purpose of creating a holding company that will be owned substantially in the same proportions by the persons and entities that hold this Company’s securities immediately prior to such transaction, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation; and (ii) “Asset Transfer” shall mean a sale, lease, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company; provided, that if (I) the holders of at least two-thirds of Series Preferred, voting together as a single class on an as-if-converted basis, (II) the holders of a majority of Series F Preferred Stock and (III) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series G Preferred Stock elect not to treat an Acquisition or Asset Transfer as a Liquidation Event, such Acquisition or Asset Transfer shall be deemed not to constitute a Liquidation Event.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(B) If actively traded over-the-counter, the value shall be based on a formula approved by the Board and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 4(c)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

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5. CONVERSION RIGHTS.

The holders of Series Preferred and Series E-1 Preferred Stock shall have the following rights with respect to the conversion of Series Preferred and Series E-1 Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred or Series E-1 Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred or Series E-1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect for such series (determined as provided in Section 5(b)) by the number of shares of Series Preferred or Series E-1 Preferred Stock being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of any series of Series Preferred or Series E-1 Preferred Stock (the “Series Preferred Conversion Rate” for such series) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred or Series E-1 Preferred Stock by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for any series of Series Preferred or Series E-1 Preferred Stock shall initially be the Original Issue Price of such series of Series Preferred or Series E-1 Preferred Stock (the “Conversion Price” or for all series of Series Preferred and Series E-1 Preferred Stock, the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred or Series E-1 Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Series Preferred or Series E-1 Preferred Stock, as applicable, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred or Series E-1 Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred or Series E-1 Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred or Series E-1 Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred or Series E-1 Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding the foregoing, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series

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Preferred or Series E-1 Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of Series Preferred or Series E-1 Preferred Stock shall not be deemed to have converted such Series Preferred or Series E-1 Preferred Stock, as applicable until immediately prior to the closing of such sale of securities.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series F Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of any series of Series Preferred or Series E-1 Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of any series of Series Preferred or Series E-1 Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred or Series E-1 Preferred Stock, each Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Series Preferred Conversion Price shall be adjusted by multiplying each Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

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(iv) In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(e) above to holders of Common Stock without a corresponding distribution to holders of Series Preferred or Series E-1 Preferred Stock, then, in each such case for the purpose of this Section 5(f), the holders of Series Preferred or Series E-1 Preferred Stock, as applicable, shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Company into which their shares of Series Preferred or Series E-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Company entitled to receive such distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of Series Preferred or Series E-1 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred or Series E-1 Preferred Stock shall then have the right but shall have no obligation to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred or Series E-1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred or Series E-1 Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such Series Preferred or Series E-1 Preferred Stock, as applicable) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series G Preferred Conversion Price, Series F Preferred Conversion Price, Series D Preferred Conversion Price, Series C Preferred Conversion Price, or Series E Preferred Conversion Price, as applicable.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below) other than as provided in Section 5(f) or 5(g) above, for an Effective Price (as defined below) less than (1) in the case of Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock, and Series E-1 Preferred Stock, the then effective Conversion Price for Series E Preferred Stock, (2) in the case of Series C Preferred Stock, the then effective Conversion Price for Series C Preferred Stock, (3) in the case of Series D Preferred Stock, the then effective Conversion Price for Series D Preferred Stock, (4) in the case of Series F Preferred Stock, the then effective Conversion Price for Series F Preferred Stock, or (5) in the case of Series G Preferred Stock, the then effective Conversion Price for Series G Preferred Stock,, respectively (the Conversion Prices so referenced in (1), (2), (3), (4) and (5) being the “Applicable Anti-Dilution Reference

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Price”), then and in each such case (each, a “Qualifying Additional Issuance”) the then existing Series Preferred Conversion Price for a series of Series Preferred or Series E-1 Preferred Stock shall be reduced, as applicable, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Applicable Anti-Dilution Reference Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred and Series E-1 Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board irrespective of any accounting treatment, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible or exchangeable into, Additional Shares of Common Stock (such convertible or exchangeable stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of

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Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than any Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion or exchange thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion or exchange of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion or exchange of such rights, options or Convertible Securities.

(D) No further adjustment of any Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred or Series E-1 Preferred Stock.

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(v) For the purpose of making any adjustment to the Conversion Price of Series Preferred or Series E-1 Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of any series of Series Preferred or Series E-1 Preferred Stock;

(B) up to 23,877,415 shares issued after June 22, 2015 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) of Common Stock and/or options or other Common Stock purchase rights and the Common Stock issued pursuant to such options or other rights (the “Option Pool”) (as such Option Pool may be increased from time to time by approval of the Board of Directors and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series Preferred Stock if required by Section 2(b) hereof) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to the Plan, or any additional shares of Common Stock issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are unanimously approved by the Board of Directors; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) which are not issued due to the expiration or termination of an option, right or agreement to acquire such stock, and which have reverted to and are again issuable under the Plan (“Unexercised Options”) or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and provided that the issuance of such shares is primarily for purposes other than the raising of additional capital through an equity financing;

(F) shares of Common Stock or Convertible Securities issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended, if upon the closing of such offering all of the outstanding shares of Series Preferred and Series E-1 Preferred Stock have been converted to Common Stock either (i) at the election of the holders of such Preferred Stock as provided in Section 5(a) hereof, or (ii) pursuant to the provisions for the automatic conversion of such Series Preferred or Series E-1 Preferred Stock as provided in Section 5(k) hereof;

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(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board and provided that the issuance of such shares is primarily for purposes other than the raising of additional capital through an equity financing; and

(H) for purposes of the adjustment required by Section 5(h)(i) only, any Common Stock or Convertible Securities issued in any transaction in which exemption from the adjustment required pursuant to Section 5(h)(i) hereof is approved by (1) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred and (2) the holders of a majority of the outstanding Series F Preferred Stock.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock.

In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Additional Issuance (the “First Additional Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Additional Issuance other than the First Additional Issuance pursuant to the same instruments as the First Additional Issuance (a “Subsequent Additional Issuance”), then and in each such case upon a Subsequent Additional Issuance the applicable Series Preferred Conversion Price shall be reduced to Series Preferred Conversion Price that would have been in effect had the First Additional Issuance and each Subsequent Additional Issuance all occurred on the closing date of the First Additional Issuance.

(vi) No adjustment shall be made to any Series Preferred Conversion Price as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from (A) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred and (B) the holders of a majority of the outstanding Series F Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred or Series E-1 Preferred Stock, if such Series Preferred or Series E-1 Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred or Series E-1 Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed

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to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Series Preferred or Series E-1 Preferred Stock.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred and Series E-1 Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred and Series E-1 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) (1) in the case of Series G Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Junior Preferred, at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series G Preferred Stock, Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Junior Preferred, voting together as a single class on an as-if-converted basis, provided however that if such conversion is not effective and conditioned upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (an “IPO”), then, in the case of Series G Preferred Stock, a separate affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series G Preferred Stock is required prior to the conversion of the Series G Preferred Stock pursuant to this Section 5(k)(i)(A)(1) and (2) in the case of Series F Preferred Stock, at any time upon the affirmative election of the holders of a majority of the then outstanding shares of Series F Preferred Stock, or (B) immediately upon the closing of a firmly underwritten IPO in which: (1) the per share price to the public is at least $3.53598 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof); (2) the aggregate net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $50,000,000; and (3) the Company’s Common Stock is traded on the New York Stock Exchange or the Nasdaq Stock Market. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

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(ii) Upon the occurrence of any of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred and Series E-1 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred or Series E-1 Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Series Preferred and Series E-1 Preferred Stock, the holders of Series Preferred and Series E-1 Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for Series Preferred or Series E-1 Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred or Series E-1 Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred or Series E-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred or Series E-1 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred and Series E-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred and Series E-1 Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred and Series E-1 Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

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(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred or Series E-1 Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred or Series E-1 Preferred Stock so converted were registered.

6. NO REISSUANCE OF SERIES PREFERRED.

No shares or shares of Series Preferred or Series E-1 Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL and, as the case may be, other applicable) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the CGCL and Section 145 of the DGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. Subject to Section D.2(b) of Article IV, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

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C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

In the event that a director of the Company who is also a partner or employee of an entity that is a holder of Series Preferred and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Company and such Fund (a “Corporate Opportunity”), then the Company, to the fullest extent permitted by law, renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, the Corporate Opportunity; provided, however, that such director acts in good faith and such Corporate Opportunity was not offered to such person in his or her capacity as a director of the Company.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Adaptive Insights, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 22nd day of June, 2015.

ADAPTIVE INSIGHTS, INC.

By:	/s/ Tom Bogan
TOM BOGAN, Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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